Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Krishnan Nandabalan (“Executive”) and Invea Therapeutics, Inc. (the “Company”), effective as of, and contingent upon, the closing of the Company’s initial public offering (the “Transaction”) (such date, the “Effective Date”).

Executive is employed by the Company pursuant to an Executive Employment Agreement with the Company dated January 1, 2022 (the “Prior Agreement”).

The Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company, including the Prior Agreement.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.            Employment By The Company.

1.1            At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.3(b) below), Good Reason (as defined in Section 6.1(f) below), or advance notice (except for as explicitly provided for herein). Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly-authorized officer of the Company. Executive’s rights to any salary following a termination shall be only as set forth in Section 6.

1.2            Position; Board Role. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such continued employment. In addition, Executive shall continue to serve as the Chairman of the Company’s Board of Directors (the “Board”) at the pleasure of the Board in accordance with the governing documents and applicable law.

1.3            Duties; Location. Executive will continue to report to the Board, performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board or the Board’s designee. During the term of Executive’s employment with the Company, Executive will continue to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s headquarters, currently located in Guilford, Connecticut or such other location as assigned. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4            Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated executives in the Company’s benefit plans and paid time off policies in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s personnel policies and procedures, the terms of this Agreement shall control.

2.            Compensation.

2.1            Salary. Commencing on the Effective Date, Executive shall receive for Executive’s services to be rendered under this Agreement an annualized base salary of $450,000, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2            Annual Discretionary Bonus. Executive shall be eligible to receive an annual performance bonus of up to fifty percent (50%) (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”). Notwithstanding the foregoing, only for the calendar year in which the Effective Date occurs, the Target Percentage shall be increased to 150% of Executive’s then-current Base Salary (the “Enhanced Target Percentage”). For the avoidance of doubt, the Enhanced Target Percentage will be applied to Executive’s then-current Base Salary when calculating the Annual Bonus (if any) for the entire calendar year in which the Effective Date occurs. The Annual Bonus will be based upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage or, as applicable, the Enhanced Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as stated in Section 6.2 (below), Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

2.3            Stock Option. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time. For the avoidance of doubt, except as explicitly stated in Sections 6.1 and 6.2 herein, this Agreement does not address or affect the treatment of previously granted equity, which continues to be governed by the terms of the operative equity incentive plan and relevant grant agreements.

2.4            Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.            Confidential Information, Inventions, Non-Solicitation And Non-Competition Obligations. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.

4.            Outside Activities During Employment. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, (iii) reasonable time devoted to providing services to InveniAI, LLC and its affiliates (collectively, “InveniAI”), provided that such engagement does not interfere with Executive’s performance of duties to the Company or pose a conflict of interest in the determination of the Board, and (iv) such other activities as may be specifically approved in writing by the Board. This restriction shall not, however, preclude Executive (a) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (b) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.            No Conflict with Existing Obligations. Executive represents that Executive’s performance of all of the terms of this Agreement and continued service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.            Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be “at-will.” Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without Cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this “at-will” status.

6.1            Termination by the Company without Cause or Resignation by Executive for Good Reason (not in connection with a Change in Control).

(a)            The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b)            If the Company terminates Executive’s employment without Cause or Executive resigns for “Good Reason” (as defined below), in either case, outside of the Change in Control Measurement Period (as defined below), then Executive shall be entitled to receive the Accrued Obligations (as defined below) and, provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further subject to Executive’s compliance with the obligations in Section 6.1(c) below, Executive shall be eligible to receive the following severance benefits (the “Non-CIC Severance Benefits”):

(i)            The Company will pay Executive, as severance, the equivalent of eighteen (18) months of Executive’s then-current Base Salary, subject to standard deductions and withholdings (the “Salary Severance”). The Salary Severance will be paid in a lump sum on the date that is sixty (60) days after Executive’s termination date. For clarity, the Salary Severance will be paid on the date that is sixty (60) days after Executive’s termination date, even if the Release is effective before that date.

(ii)            Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) eighteen (18) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of clauses (1)-(3) above, the “COBRA Payment Period,” and such benefit, the “COBRA Severance Benefit”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully-taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(iii)            Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, effective as of Executive’s termination date, the vesting and exercisability of all outstanding equity awards in the Company that were issued to Executive on or before September 30, 2023 and that are held by Executive immediately prior to the termination date (if any) shall be accelerated in full.

(c)            Executive will be paid all of the Accrued Obligations (as defined below) on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. If eligible to receive the Non-CIC Severance Benefits pursuant to Section 6.1(b) of this Agreement, Executive will only receive and be permitted to retain such Non-CIC Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than sixty (60) days following the date of Executive’s Separation from Service (such date, the “Release Deadline”), Executive has signed and delivered to the Company a separation agreement that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives, substantially in the form attached hereto as Exhibit B (the “Release”), which cannot be revoked in whole or part by such date; (ii) if Executive holds any other positions with the Company, or any Affiliate (excluding InveniAI), including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property in Executive’s possession or control; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in the Release. For clarity if Executive fails to return an effective and irrevocable Release before the Release Deadline, then Executive forfeits all rights to the Non-CIC Severance Benefits and the CIC Severance Benefits described in this Agreement.

(d)            For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare or other benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)            The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program. For avoidance of doubt, Executive shall not be eligible to receive both the CIC Severance Benefits (as defined in Section 6.2(a) below) and the Non-CIC Severance Benefits.

(f)            “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent: (i) a material reduction in Executive’s duties, responsibilities or authorities, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title, will be deemed a “material reduction” in and of itself; (ii) a material reduction by the Company of Executive’s Base Salary (except in the case of either an across-the-board reduction in salaries for similarly-situated executives or a temporary reduction due to financial exigency); (iii) the relocation of Executive’s principal place of employment (currently in Guilford, CT) by thirty-five (35) or more miles from Executive’s then-current principal place of employment immediately prior to such relocation (disregarding, for this purpose, any required or permitted remote work due to the impact of COVID-19 or a similar occurrence); or (iv) a material breach by the Company of this Agreement; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.

6.2            Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).

(a)            In the event that the Company terminates Executive’s employment without Cause (as defined below) or Executive resigns for Good Reason, in either case, within three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (as defined below) (such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.1(c) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

(i)            The Company will provide Executive with the Salary Severance and the COBRA Severance Benefit, each as defined in and paid or provided according to the terms of Section 6.1.

(ii)            The Company will make a lump sum cash payment to Executive in an amount equal to one (1) times the Annual Bonus for the year in which the termination occurs, calculated to credit Executive with the full Target Percentage, subject to standard payroll deductions and withholdings, on the date that is sixty (60) days after Executive’s termination date or on the date that is sixty (60) days after the Change in Control (for a termination that occurs within the three month period prior to a Change in Control), provided that Executive has delivered the irrevocable Release prior to the Release Deadline.

(iii)            Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary and, provided further that, in the case of a termination that occurs after a Change in Control, Executive’s equity awards have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control, then effective as of Executive’s termination date or, if later, the effective date of such Change in Control, the vesting and exercisability of all outstanding equity awards in the Company held by Executive immediately prior to the termination date or held by Executive as of the effective date of the Change in Control (if later than the termination date) shall be accelerated in full.

(b)            The CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c)            For purposes of this Agreement, “Change in Control” means a Change in Control as defined in the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan. Notwithstanding the above, an event is not a Change in Control unless it is also a “change on ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” under Treasury Regulation 1.409-3(i)(5)(v) and (vii).

6.3            Termination by the Company for Cause.

(a)            The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)            “Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive after the expiration of fifteen (15) days without cure after written notice of such breach, if curable; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any Company policy or any act of misconduct after the expiration of fifteen (15) days without cure after written notice of such failure, if curable; (v) refusal to follow or implement a clear and reasonable directive of Company after the expiration of fifteen (15) days without cure following written notice of such failure; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of fifteen (15) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(c)            In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4            Resignation by Executive (other than for Good Reason).

(a)            Executive may resign from Executive’s employment with the Company at any time, without Good Reason, by giving notice as described in Section 7.1.

(b)           In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5            Termination by Virtue of Death or Disability of Executive.

(a)            In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives all Accrued Obligations, but neither Executive nor Executive’s legal representatives will be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

(b)            Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.6            Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6 and the Company does not commence operations within thirty (30) days following the date of Executive’s termination, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations. For the avoidance of doubt, in the event that (i) Executive’s employment was terminated pursuant to this Section 6.6, (ii) Executive’s termination was not for Cause, and (iii) the Company commences operations within thirty (30) days following the date of Executive’s termination, then Executive will be eligible to receive the Non-CIC Severance Benefits or CIC Severance Benefits (as applicable) as if Executive’s employment were terminated under, provided according to, and subject to the requirements of, Section 6.1 or 6.2 (as applicable).

6.7            Application of Section 409A.

(a)            It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b)            No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c)            If the Company determines that the severance benefits provided under this Agreement constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.1 and 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7(c).

(d)            Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

6.8            Notice; Effective Date of Termination.

(a)            Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Sections 6.3(b) (i), (iv), (v) or (vi), in which case fifteen (15) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)           immediately upon Executive’s death;

(iii)          ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv)          ten (10) days after Executive gives written notice to the Company of Executive’s resignation other than for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)           for a termination for Good Reason, immediately upon full satisfaction of the requirements of Section 6.1(f).

(b)            In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.9            Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. On or about the time of Executive’s departure from the Company, Executive and the Company will negotiate in good faith an arrangement to compensate Executive for any such required cooperation.

6.10            Excise Tax Adjustment.

(a)            If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (individually a “Payment” and collectively “Payments”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)            Notwithstanding any provision of this Section 6.10 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)            Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.10. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)            If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.10(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.10(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.            General Provisions.

7.1            Notices. All notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (refusal to accept delivery thereof shall constitute delivery), or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3            Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4            Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. No waiver of a breach of any provisions of this Agreement shall be effective unless in writing.

7.5            Complete Agreement. This Agreement, including Exhibits A and B, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement in the form attached hereto as Exhibit A, and have entered into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7            Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8            Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.9            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Connecticut.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

Invea Therapeutics, Inc.

By:	/s/ Michael J. Aiello
Name: Michael J. Aiello
Title: Chief Financial Officer

Executive:

/s/ Krishnan Nandabalan
Krishnan Nandabalan

November 3, 2023
Date

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS assignment AGREEMENT

A-1

Exhibit B

Release Agreement

B-6